EXHIBIT 99.1

Sanara MedTech Inc. Announces Third Quarter 2021 Results and Business Update

FORT WORTH, TX / ACCESSWIRE / November 12, 2021 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today its strategic, operational and financial results for the quarter ended September 30, 2021.

Ron Nixon, Sanara’s Executive Chairman, stated, “In the third quarter, Sanara continued to execute on its comprehensive wound and skin care strategy by gaining new hospital approvals for its surgical products, selling products into new facilities, executing an agreement and launching a pilot for WounDerm in the home health vertical, and adapting our EMR to the home health vertical. Our sales for the quarter were impacted by the COVID-19 Delta variant surge in key markets in Texas and the Northeast, which limited elective procedures during the quarter. As with previous surges, we believe that the majority of procedures that were not performed due to COVID-19 concerns in Q3 were postponed and will ultimately be performed at a later date.”

Third Quarter 2021 Strategic Highlights

•	The Company’s surgical products continued to be approved for use in additional facilities throughout the quarter. CellerateRX was approved to be used in approximately 990 hospitals/ASCs at the end of Q3.

•	Sanara hired additional salespeople in Q3, bringing the total number of regional sales managers and territory managers to 29.

•	The Company’s surgical products generated revenue in 21 states in Q3 2021 at or above a $50,000 annual run rate.

•	CellerateRX Surgical was sold in over 395 hospitals/ASCs during the nine-month period ended September 30, 2021.

•	Executed an agreement and launched a pilot for WounDerm, the Company’s telemedicine and virtual wound care solution in the home health vertical.

•	As part of the launch the WounDerm pilot, the Company’s EMR was adapted for the home health care market.

•	Concurrent with the launch of the pilot in the home health vertical, the Company signed a distribution agreement for its proprietary products.

•	Subsequent to the end of the quarter, the Company announced the commercial launch of two new innovative extracellular matrix products from Cook Biotech Inc., FORTIFY TRGTM Tissue Repair Graft and FORTIFY FLOWABLETM Extracellular Matrix.

Third Quarter and Nine Months Consolidated Financial Results

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Revenues. For the three months ended September 30, 2021, we generated revenues of $5,823,942 compared to revenues of $4,306,324 for the three months ended September 30, 2020, representing a 35% increase from the prior year period. For the nine months ended September 30, 2021, revenues totaled $17,110,511 compared to revenues of $10,797,838 for the nine months ended September 30, 2020, representing a 58% increase from the prior year period. The higher revenues in 2021 were primarily due to increased penetration of surgical wound care products by our sales force additions last year and our continuing present strategy to expand our independent distribution network in both new and existing U.S. markets. Revenues for the third quarter of 2021 were impacted by the response to the COVID-19 Delta variant.

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Cost of goods sold. Cost of goods sold for the three months ended September 30, 2021, was $517,611, compared to cost of goods sold of $447,935 for the three months ended September 30, 2020. Cost of goods sold for the nine months ended September 30, 2021 was $1,528,449, compared to cost of goods sold of $1,126,798 for the nine months ended September 30, 2020. The increase over the prior year period was primarily due to higher sales volume.

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Selling, general and administrative expenses. SG&A expenses for the three months ended September 30, 2021, were $6,920,105, as compared to $5,072,402 for the three months ended September 30, 2020. SG&A expenses for the nine months ended September 30, 2021, were $18,891,979 compared to SG&A expenses of $13,632,967 for the nine months ended September 30, 2020. The higher SG&A expenses in 2021 were primarily due to increased selling costs resulting from sales force expansion and operational support, higher sales commission expense as a result of higher product sales, and the addition of the Rochal Industries, LLC workforce effective July 1, 2021. Direct sales and marketing costs represented approximately 70% of the higher SG&A costs incurred in 2021. As part of our strategy to expand our sales reach in new and existing markets, we employed ten additional field sales managers since September 30, 2020. As of September 30, 2021, we had a total of 29 field sales managers.

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Net income / loss. We had a net loss of $2,047,861 for the three months ended September 30, 2021, compared to net loss of $1,208,123 for the three months ended September 30, 2020. The higher net loss in the third quarter of 2021 was primarily due to higher SG&A expenses which were approximately $1.8 million higher than prior year, partially offset by higher third quarter gross profit which was $1.4 million higher than the same period in 2020. Third quarter 2021 depreciation, amortization, and other expenses collectively were approximately $0.4 million higher compared to prior year. For the nine months ended September 30, 2021, we had a net loss of $4,437,210, compared to net loss of $4,178,692 for the nine months ended September 30, 2020. The higher net loss for the three and nine months ended September 30, 2021 was primarily due to higher SG&A expenses, partially offset by higher revenues. The higher SG&A expenses in 2021 were primarily driven by increased selling costs as a result of sales force expansion and higher sales commissions due to higher product sales.

Sanara will host a conference call on Monday, November 15, 2021, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 337574. A telephonic replay of the conference call will be available through Monday, November 29, 2021, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 43371.

A live webcast of the conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes, and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and is seeking to offer wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRGTM Tissue Repair Graft and FORTIFY FLOWABLETM Extracellular Matrix to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has acquired the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipate,” “believes,” “contemplates,” “continue” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential” “predicts,” “preliminary,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as Sanara’s ability to retain key employees, uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,			
		2021		2020
Cash flows from operating activities:				
Net loss	$	(4,437,210)	$	(4,178,692)
Adjustments to reconcile net loss to net cash used in operating activities				
Depreciation and amortization		395,968		209,606
Interest expense on convertible debt		-		8,354
Loss on disposal of asset		-		2,897
Bad debt expense		51,536		30,000
Inventory obsolescence		106,823		258,585
Share-based compensation		852,226		872,662
Noncash lease expense		118,022		87,503
Loss on equity method investment		472,747		-
Changes in operating assets and liabilities:				
Accounts receivable		101,916		(536,263)
Accounts receivable - related party		(171,441)		-
Inventory		(510,920)		(299,888)
Prepaid - related parties		-		(50,970)
Prepaid and other assets		(409,084)		(320,195)
Accounts payable		50,140		(62,934)
Accounts payable - related parties		(91,454)		26,139
Accrued royalties and expenses		95,976		140,898
Accrued bonus and commissions		344,587		366,290
Accrued Interest		-		2,559
Net cash used in operating activities		(3,030,168)		(3,443,449)
Cash flows from investing activities:				
Purchase of property and equipment		(30,157)		(57,456)
Purchase of intangible assets		(578,586)		(1,100,000)
Investment in equity securities		(3,184,278)		(500,000)
Net cash used in investing activities		(3,793,021)		(1,657,456)
Cash flows from financing activities:				
Draw on line of credit		800,000		-
Pay off line of credit		(800,000)		-
Proceeds from PPP Loan		-		583,000
Public offering net proceeds		28,939,257		-
Common stock issued for Employee Stock Purchase Plan		-		26,220
Distribution to noncontrolling interest shareholders		(200,000)		-
Net cash provided by financing activities		28,739,257		609,220
Net increase (decrease) in cash		21,916,068		(4,491,685)
Cash, beginning of period		455,366		6,611,928
Cash, end of period	$	22,371,434	$	2,120,243
Cash paid during the period for:				
Interest	$	711	$	-
Income taxes		-		-
Supplemental noncash investing and financing activities:				
Common stock issued for conversion of Series F Preferred Stock		-		11,368,150
Common stock issued for conversion of related party debt and interest		-		1,611,911
Common stock issued for asset acquisitions		2,334,244		750,000
License agreement as capital contribution from noncontrolling interest member		93,879		-